                                                               EXHIBIT No. 10.43



                                LEASE AGREEMENT
                                 by and between


                           ABI (TX) QRS 12-11, INC.,
                              a Texas corporation

                                  as LANDLORD

                                      and

                        PHARMACO LSR INTERNATIONAL INC.,
                            a Delaware corporation,

                                   as TENANT


                            Premises:         Lot 1
                                              Lot 2
                                              Lot 3
                                              Lot 4
                                              Austin, Texas




                       Dated as of:  November 13, 1995

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

               Parties                                                      1
       1.      Demise of Premises                                           1
       2.      Certain Definitions                                          1
       3.      Title and Condition                                          9
       4.      Use of Leased Premises; Quiet Enjoyment                     10
       5.      Term                                                        11
       6.      Basic Rent                                                  12
       7.      Additional Rent                                             12
       8.      Net Lease; Non-Terminability                                13
       9.      Payment of Impositions                                      14
       10.     Compliance with Laws and Easement
                Agreements; Environmental Matters                          15
       11.     Liens; Recording                                            17
       12.     Maintenance and Repair                                      18
       13.     Alterations and Improvements                                18
       14.     Permitted Contests                                          19
       15.     Indemnification                                             20
       16.     Insurance                                                   21
       17.     Casualty and Condemnation                                   25
       18.     Termination Events                                          27
       19.     Restoration                                                 29
       20.     Procedures Upon Purchase                                    30
       21.     Assignment and Subletting; Prohibition
               against Leasehold Financing                                 31
       22.     Events of Default                                           33
       23.     Remedies and Damages Upon Default                           35
       24.     Notices                                                     38
       25.     Estoppel Certificate                                        39
       26.     Surrender                                                   39
       27.     No Merger of Title                                          40
       28.     Books and Records                                           40
       29.     Determination of Value                                      41
       30.     Non-Recourse as to Landlord                                 44
       31.     Financing                                                   44
       32.     Subordination                                               44
       33.     Sale of Related Premises by Landlord                        45
       34.     Tax Treatment; Reporting                                    45
       35.     Right of First Refusal                                      45
       36.     Miscellaneous                                               47

EXHIBITS

       Exhibit "A"   -Premises
       Exhibit "B"   -Machinery and Equipment
       Exhibit "C"   -Schedule of Permitted Encumbrances
       Exhibit "D"   -Rent Schedule
       Exhibit "E"   -Acquisition Costs
       Exhibit "F"   -Percentage Allocation of Basic Rent

                 LEASE AGREEMENT, made as of this ____ day of November, 1995, between ABI (TX) QRS 12-11, INC., a Texas corporation ("Landlord"), with an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and PHARMACO LSR INTERNATIONAL INC., a Texas corporation ("Tenant"), with an address at 4009 Banister Lane, Austin, Texas 78704-7792.

                 In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

                 1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Lot 1 Premises" (comprised of two buildings known as 706A Ben White Boulevard West and 706B Ben White Boulevard West), "Lot 2 Premises" (comprised of one building known as 1112 Ben White Boulevard West), "Lot 3 Premises" (comprised of one building known as 4009 Banister Lane) and "Lot 4 Premises" (comprised of three buildings known as 4005A Banister Lane, 4005B Banister Lane and 4005C Banister Lane) each of which premises is more particularly described in the applicable description in Exhibit "A" attached hereto and made a part hereof and shall include the portions of items (a), (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

                 2.       Certain Definitions.

                          "Acquisition Cost" of each of the Related Premises
shall mean the amount set forth opposite such premises on Exhibit "E" hereto.

                          "Additional Rent" shall mean Additional Rent as
defined in Paragraph 7.

                          "Adjoining Property" shall mean all sidewalks,
driveways, curbs, gores and vault spaces adjoining any of the Leased Premises and which under any Easement Agreement or Legal Requirement Tenant has a duty to maintain.

                          "Affected Premises" shall mean the Affected Premises
as defined in Paragraph 18.

                          "Alterations" shall mean all changes, additions,
improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                          "Appurtenances" shall mean all tenements,
hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                          "Assignment" shall mean any assignment of rents and
leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                          "Basic Rent" shall mean Basic Rent as defined in
Paragraph 6.

                          "Basic Rent Payment Dates" shall mean the Basic Rent
Payment Dates as defined in Paragraph 6.

                          "Casualty" shall mean any loss of or damage to any
property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

                          "Commencement Date" shall mean Commencement Date as
defined in Paragraph 5.

                          "Condemnation" shall mean (a) any taking or damaging
of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or
(ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

                          "Condemnation Notice" shall mean notice or knowledge
of the institution of or intention to institute any proceeding for Condemnation.

                          "Costs" of a Person or associated with a specified
transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                          "CPI" shall mean CPI as defined in Exhibit "D"
hereto.

                          "Default Rate" shall mean the Default Rate as defined
in Paragraph 7(a)(iii).

                          "Default Termination Amount" shall mean the Default
Termination Amount as defined in Paragraph 23(a)(iii).

                          "Easement Agreement" shall mean any conditions,
covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may, with the prior written consent of Tenant, hereafter affect any Leased Premises.

                          "Environmental Law" shall mean (i) whenever enacted
or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                          "Environmental Violation" shall mean (a) any direct
or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law. Notwithstanding the above, it is understood and agreed that the existence of the asbestos-containing material contained in (i) the roofing and parapet mastics of the roofs of the buildings located at 1112 West Ben White Boulevard and 4009 Banister Lane and (ii) the floor tile adhesive mastics of the buildings located at 1112 West Ben White Boulevard and 4005 Banister Lane, as described in that certain Level I Environmental Site Assessment of the Leased Premises prepared by Maxim Technologies, Inc. dated September 1995, shall not constitute an Environmental Violation provided that the existence of same is not in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law.

                          "Equipment" shall mean the Equipment as defined in
Paragraph 1.

                          "Event of Default" shall mean an Event of Default as
defined in Paragraph 22(a).

                          "Fair Market Rental Value" shall mean the fair market
rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

                          "Fair Market Value" of either the Leased Premises or
any Related Premises, as the case may be, and the context may require, shall mean the higher of (a) the fair market value of the Leased Premises or any Related Premises, as the case may be, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises or Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

                          "Fair Market Value Date" shall mean the date when the
Fair Market Value or the Fair Market Rental Value is determined in accordance with Paragraph 29.

                          "Federal Funds" shall mean federal or other
immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                          "Guarantor" shall mean Applied Bioscience
International Inc., a Delaware corporation.

                          "Guaranty" shall mean the Guaranty and Suretyship
Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant's obligations under the Lease.

                          "Hazardous Activity" means any activity, process,
procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                          "Hazardous Condition" means any condition which would
support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                          "Hazardous Substance" means (i) any substance,
material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under
any Environmental Law.   Hazardous Substances include, without limitation, any
toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

                          "Impositions" shall mean the Impositions as defined
in Paragraph 9(a).

                          "Improvements" shall mean the Improvements as defined
in Paragraph 1.

                          "Indemnitee" shall mean an Indemnitee as defined in
Paragraph 15.

                          "Insurance Requirements" shall mean the requirements
of all insurance policies maintained in accordance with this Lease.

                          "Land" shall mean the Land as defined in Paragraph 1.

                          "Law" shall mean any constitution, statute, rule of
law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                          "Lease" shall mean this Lease Agreement.

                          "Lease Year" shall mean, with respect to the first
Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                          "Leased Premises" shall mean the Leased Premises as
defined in Paragraph 1.

                          "Legal Requirements" shall mean the requirements of
all present and future Laws (including but not limited to Environmental Laws) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                          "Lender" shall mean any person or entity (and their
respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

                          "Loan" shall mean any loan made by one or more
Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                          "Monetary Obligations" shall mean Rent and all other
sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                          "Mortgage" shall mean any mortgage or deed of trust
from Landlord to a Lender which (a) encumbers any of the Leased Premises and
(b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                          "Net Award" shall mean (a) the entire award payable
to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                          "Note" shall mean any promissory note evidencing
Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                          "Partial Casualty" shall mean any Casualty which does
not constitute a Termination Event.

                          "Partial Condemnation" shall mean any Condemnation
which does not constitute a Termination Event.

                          "Permitted Encumbrances" shall mean those covenants,
restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                          "Person" shall mean an individual, partnership,
association, corporation or other entity.

                          "Prepayment Premium" shall mean any payment (other
than a payment of principal and/or interest) which Landlord is required to make under a Note or a Mortgage by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to prepayment.

                          "Present Value" of any amount shall mean such amount
discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) eight percent (8%) per annum.

                          "Prime Rate" shall mean the interest rate per annum
as published, from time to time, in the Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event the Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                          "Related Premises" shall mean any one of the Lot 1
Premises, Lot 2 Premises, Lot 3 Premises and Lot 4 Premises (which shall mean all of the Improvements located on the relevant premises).

                          "Relevant Amount" shall mean the Termination Amount
or the Default Termination Amount, as the case may be.


                          "Relevant Date" shall mean (a) the date immediately
prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Condemnation, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make an offer to terminate this Lease under Paragraph 23(a)(iii).

                          "Remaining Premises" shall mean the Related Premises
which are not Affected Premises under Paragraph 18.

                          "Renewal Term" shall mean any extension of the Term
pursuant to Paragraph 5(b).

                          "Rent" shall mean, collectively, Basic Rent and
Additional Rent.

                          "Site Assessment" shall mean a Site Assessment as
defined in Paragraph 10(c).

                          "State" shall mean the State of Texas.

                          "Surviving Obligations" shall mean any obligations of
Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                          "Term" shall mean the Term as defined in Paragraph 5.

                          "Termination Amount" shall mean the greater of (a)
Fair Market Value or (b) the sum of the Acquisition Cost and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                          "Termination Date" shall mean the Termination Date as
defined in Paragraph 18.

                          "Termination Event" shall mean a Termination Event as
defined in Paragraph 18.

                          "Termination Notice" shall mean Termination Notice as
defined in Paragraph 18(a).

                          "Third Party Purchaser" shall mean the Third Party
Purchaser as defined in Paragraph 33.

                 3.       Title and Condition.

                          (a)     The Leased Premises are demised and let
subject to (i) the rights of any Persons in possession of the Leased Premises,
(ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                          (b)     Tenant acknowledges that the Leased Premises
are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE,
(ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION OR (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                          (c)     Tenant represents to Landlord that Tenant has
examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises and certain rights of first refusal as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                          (d)     Landlord hereby assigns to Tenant, without
recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

                 4.       Use of Leased Premises; Quiet Enjoyment.

                          (a)     Tenant may occupy and use the Leased Premises
for all uses required by a clinical research organization, including but not limited to, medical and transient housing and dormitory use in connection with clinical research facilities and for no other purpose without the prior written consent of Landlord which shall not be unreasonably withheld. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                          (b)     Subject to the provisions hereof, so long as
no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may upon two
(2) days' prior notice to Tenant (except in the event of an emergency, in which event no notice shall be required), enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. Landlord shall use reasonable efforts to minimize any interference with Tenant's operations as a result of such inspections and shall indemnify Tenant for any damages to the Leased Premises directly resulting from such inspection.

                 5.       Term.

                          (a)     Subject to the provisions hereof, Tenant
shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred eightieth (180th) calendar month next following the date hereof (the "Expiration Date").

                          (b)     Provided that if, on or prior to the
Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof and no Event of Default shall exist, then on the Expiration Date and on the fifth (5th), tenth
(10th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), Tenant shall have the option to extend the Term for an additional period of five (5) years. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified. Tenant may exercise each of its options to extend the Term by giving written notice of such extension to Landlord at least eighteen (18) months prior to expiration of the Term then in effect.

                          (c)     If Tenant does not exercise its option
pursuant to Paragraph 5(b) to extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

                 6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of December, 1995, and continuing on the first day of each March, June, September and December thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made (a) to Landlord at its address set forth above and/or to one other Person, at such address and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) no later than each Basic Rent Payment Date. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

                 7.       Additional Rent.

                          (a)     Tenant shall pay and discharge, as additional
rent (collectively, "Additional Rent"):

                                  (i)      except as otherwise specifically
provided herein, all costs and expenses of Tenant, Landlord, Lender (to the extent specifically provided herein) and Indemnitees specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (E) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord in which Landlord is the prevailing party or in which a settlement is reached or under Paragraph 15 hereof, (F) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease,
(G) any amendment to or modification or termination of this Lease made at the request of Tenant, (H) Costs of Landlord's counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (I) any other items specifically required to be paid by Tenant under this Lease;

                                  (ii)     after the date all or any portion of
any installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof (the "Late Charge"), provided, however, that with respect to the first installment of Basic Rent or portion thereof that is late in any Lease Year, the Late Charge shall not be due and payable until the expiration of five (5) days following the due date thereof;

                                  (iii)        interest at the rate (the
"Default Rate") of three percent (3%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

                          (b)     Tenant shall pay and discharge (i) any
Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) days after Landlord's demand for payment thereof.

                          (c)     In no event shall amounts payable under
Paragraph 7(a)(ii) and (iii) exceed the maximum amount permitted by applicable Law.

                 8.       Net Lease; Non-Terminability.

                          (a)     This is a net lease and all Monetary
Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                          (b)     Except as otherwise expressly provided
herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of Paragraph 4(b) or any other provision of this Lease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises,
(xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

                          (c)     The obligations of Tenant hereunder shall be
separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including
Section 502(b)(6) of the Bankruptcy Code).

                          (d)     Except as otherwise expressly provided
herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

                 9.       Payment of Impositions.

                          (a)     Tenant shall, before interest or penalties
are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any Easement Agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the any of Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant,
(ii) Tenant's possessory interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises by Tenant or any Person claiming by, through or under Tenant, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) is normal and customary and Landlord has agreed to pay (collectively, the "Impositions"); provided, that Impositions shall not include (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten
(10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten
(10) days after Landlord's request therefor.

                          (b)     Landlord shall have the right during the
occurrence of a monetary Event of Default to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law.
If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

                 10. Compliance with Laws and Easement Agreements; Environmental Matters.

                          (a)     Tenant shall, at its expense, comply with and
conform to, and cause any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or
(ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

                          (b)     Tenant, at its sole cost and expense, will at
all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord.

                          (c)     Upon prior written notice from Landlord,
which notice may be given not more often than once every five (5) years, unless an Event of Default has occurred and is continuing or Landlord has a reasonable belief that an Environmental Violation exists or except in connection with the sale, financing or refinancing of any of the Related Premises, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting any Site Assessments in connection with a sale, financing, refinancing or Event of Default shall be paid by Landlord unless an Environmental Violation exists.
The cost of performing and reporting a Site Assessment on each Related Premises every five (5) years or if an Environmental Violation exists shall be paid by Tenant.

                          (d)     If an Environmental Violation occurs or is
found to exist and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $500,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                          (e)     Notwithstanding any other provision of this
Lease, if an Environmental Violation occurs or is found to exist and on the date the Term would otherwise terminate or expire such Environmental Violation has not been cured, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

                          (f)     If Tenant fails to promptly commence to
comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

                          (g)     Tenant shall notify Landlord immediately
after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                          (h)     All future leases, subleases or concession
agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are substantially similar to the covenants contained in clauses (a) and (g) of Paragraph 10.

                 11.      Liens; Recording.

                          (a)     Tenant shall not, directly or indirectly,
create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN

AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                          (b)     Tenant shall execute, deliver and record,
file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

                 12.      Maintenance and Repair.

                          (a)     Tenant shall at all times maintain each
Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof, ordinary wear and tear excepted, and fit to be used for their intended use in accordance with the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, whichever is the higher standard. In the case of the Equipment, Tenant shall at all times maintain it in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen as of the date hereof, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                          (b)     If any Improvement, now or hereafter
constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

                 13.      Alterations and Improvements.

                          (a)     Tenant shall have the right, without having
obtained the prior written consent of Landlord and Lender, to make (i) non-structural Alterations to the Leased Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost, in any individual instance, in excess of $250,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Equipment or accessions thereto is in excess of $250,000 or Tenant desires to make structural alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender. As to any Equipment that is replaced by Tenant, Tenant shall have the right to apply any salvage value paid to Landlord toward the cost of new Equipment.

                          (b)     If Tenant makes any Alterations pursuant to
this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

                 14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. In the event of such contest, Tenant shall provide Landlord security which, together with any security that Tenant is obligated by Law to provide to third parties, is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

                 15.      Indemnification.

                          (a)     Tenant shall pay, protect, indemnify, defend,
save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the representations, warranties and covenants of Tenant with respect to the acquisition (or the negotiations leading thereto) or ownership of the Leased Premises, or pertaining to the use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said injury, death or loss, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or (iv) any alleged, threatened or actual Environmental Violation, including
(A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                          (b)     In case any action or proceeding is brought
against any Indemnitee by reason of any such claim, (i) Tenant shall have the right, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, to defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant (it being understood that in any such instance Landlord may employ counsel of its choice to monitor the defense of any such action) or (ii) in the event of a conflict of interest or a dispute or an Event of Default such Indemnitee shall have the right to retain counsel at the sole cost and expense of Tenant to resist or defend such action or proceeding.

                          (c)     The obligations of Tenant under this
Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to any matter that occurred or existed prior to such termination, expiration or rejection.

                 16.      Insurance.

                          (a)     Tenant shall maintain the following insurance
on or in connection with the Leased Premises:

                                 (i)      Insurance against physical loss or
damage to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (to the extent that a Related Premises is in a flood zone) coverage in amounts not less than the actual replacement cost of the Improvements and Equipment and earthquake coverage in an amount not less than $5,000,000. Such policies (other than with respect to the earthquake coverage) shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $50,000 per occurrence.

                                 (ii)      Commercial general liability
insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $10,000,000 per occurrence/annual aggregate and all coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                                 (iii)      Worker's compensation insurance
covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                                 (iv)      Comprehensive boiler and machinery
insurance on any of the Equipment or any other equipment on or in the Leased Premises including but not limited to service interruption, expediting expenses, ammonia contamination, hazardous clean-up and comprehensive object definition, in an amount not less than $5,000,000 for damage to property resulting from such covered perils as found in a standard comprehensive boiler & machinery policy; provided, that such policies may contain sublimits in such lesser amounts as shall be reasonably acceptable to Landlord with respect to service interruption, expediting expenses, ammonia contamination and hazardous materials. Such policies shall contain a deductible not to exceed $100,000.

                                 (v)      Business Income/Interruption
Insurance to include Loss of Rents at limits sufficient to cover 100% of the annual rental income with a period of indemnity not less than one year from the time of loss.

                                 (vi)      During any period in which
substantial Alterations at any Related Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                                 (vii)     Such other insurance (or other terms
with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                          (b)     The insurance required by Paragraph 16(a)
shall be written by companies which have a Best's rating of A:X or above (or an equivalent rating based on insurance standards then in effect) and are approved to write insurance policies by the State Insurance Department for the State. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear under this Lease. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord under this Lease. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                          (c)     Each insurance policy referred to in clauses
(i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender unless the reason for cancellation is nonpayment, in which event the notice period shall be ten (10) days. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy,
(iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note,

Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                          (d)     Tenant shall pay as they become due all
premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least five (5) days prior to the expiration date of such policy, and shall promptly deliver to Landlord certificates of insurance and, within fifteen (15) days following the written request of Landlord, all original policies or certified copies thereof. In the event of Tenant's failure to comply with any of the foregoing requirements, Landlord shall be entitled, but not obligated, to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant immediately upon written demand therefor and upon submission of evidence of Landlord's payment of such sums, together with interest at the Default Rate from the date of such demand by Landlord until paid by Tenant.

                          (e)     Anything in this Paragraph 16 to the contrary
notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16. Tenant shall promptly deliver to Landlord certificates of insurance with respect to each "blanket" or umbrella policy and, within fifteen (15) days following the written request of Landlord, original policies or certified copies thereof.

                          (f)     Tenant shall have the replacement cost and
insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.

                          (g)     Tenant shall promptly comply with and conform
to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                          (h)     Tenant shall not carry separate insurance
concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies therefor.

                          (i)     All policies shall contain effective waivers
by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                          (j)     All proceeds of any insurance required under
Paragraph 16(a) shall be payable as follows:

                                  (i)      Except for proceeds payable to a
Person other than Landlord, Tenant or Lender, all proceeds of insurance required under clauses (ii), (iii), (iv) and (vii) of Paragraph 16(a), proceeds of insurance required under clause (v) of Paragraph 16(a) with respect to Rent payable to or for the benefit of Landlord under this Lease and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                                  (ii)     Proceeds of insurance required under
clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause
(vi) of Paragraph 16(a) up to and including $250,000 shall be payable to Tenant so long as no Event of Default exists and in excess of $250,000 shall be payable to Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

                                  (iii)    Each insurer is hereby authorized
and directed to make payment under said policies, including return of unearned premiums, to the extent allocable to the Leased Premises, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor; provided, however, that if no Event of Default exists, proceeds up to and including $250,000 shall be paid to Tenant, unless Tenant has delivered a Termination Notice.


                 17.      Casualty and Condemnation.

                          (a)     If any Casualty to any Related Premises
occurs, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the reasonable request of Landlord, all such proofs of loss, receipts, vouchers and releases. Except as specifically provided in Paragraph 16(j) hereof, each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                          (b)     Tenant, immediately upon receiving a
Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                          (c)     If any Partial Casualty (whether or not
insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

                 18.      Termination Events.

                          (a)     If (i) all of any Related Premises shall be
taken by a Condemnation or (ii) any substantial portion of any Related Premises shall be taken by a Condemnation or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises so taken or damaged, (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty
(30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") of the Tenant's option (A) to terminate this Lease as to the Affected Premises in the form described in Paragraph 18(b).

                          (b)     A Termination Notice shall contain (i) notice
of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

                          (c)     If Landlord shall reject such offer to
terminate this Lease as to the Affected Premises by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Property (collectively, "Remaining Obligations") on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination
(i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                          (d)     Unless Tenant shall have received a Rejection
not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount, less any credit of the Net Award received and retained by Landlord or Lender and allowed against the Relevant Amount, and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20.

                          (e)     In the event of the termination of this Lease
as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises.

                 19.      Restoration.

                          (a)     Landlord (or Lender if required by any
Mortgage) shall hold any Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                                  (i)      prior to commencement of
restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, and
(B) Landlord and Lender shall be provided with acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees.

                                  (ii)     at the time of any disbursement, no
Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged, unless such mechanic's or materialmen's lien shall have been bonded or otherwise secured in a manner satisfactory to Landlord;

                                  (iii)    disbursements shall be made from
time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) evidence satisfactory to Landlord with respect to the absence of any additional liens or encumbrances and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                                  (iv)     each request for disbursement shall
be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                                  (v)      Landlord may retain ten percent
(10%) of the Restoration Fund until the restoration is fully completed;

                                  (vi)     the Restoration Fund shall not be
commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                                  (vii)    such other reasonable conditions as
Landlord or Lender may impose.

                          (b)     Prior to commencement of restoration and at
any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                          (c)     If any sum remains in the Restoration Fund
after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

                 20.      Procedures Upon Purchase.

                          (a)     If the Leased Premises or any of the Related
Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                          (b)     Upon the date fixed for any such purchase of
the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the

Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

                          (c)     If the completion of such purchase shall be
delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                          (d)     Any prepaid Monetary Obligations paid to
Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

                 21. Assignment and Subletting; Prohibition against Leasehold Financing.

                          (a)     Except as specifically provided in this
Paragraph 21, Tenant may not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise, or sublet any of the Related Premises at any time to any other Person without the prior written consent of Landlord, and any such purported assignment or sublease shall be null and void.

                          (b)     Notwithstanding the foregoing, Tenant shall
have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary, to sublet any Related Premises or assign this Lease to any Person (a "Preapproved Assignee") that (i) is a wholly owned subsidiary of Tenant or a Person that controls, is controlled by, or under common control with Tenant or that (ii) immediately following such assignment will have a publicly traded unsecured senior debt rating of "A" or better from Moody's Investors Service, Inc. or a rating of "A" or better from Standard & Poor's Corporation, or in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

                          (c)     If Tenant desires to assign this Lease to a
Person who would not be a Preapproved Assignee, then Tenant shall not less than forty-five (45) days prior to the date on which it desires to make such assignment, submit to Landlord or Lender information regarding the following with respect to such assignee,

(i) credit, (2) capital structure, (3) management, (4) operating history and
(5) the proposed use of the Leased Premises such as environmental concerns. Landlord's and Lender's consent to such assignment shall not be unreasonably withheld and shall be based on their review of the foregoing criteria.

                          (d)     No Related Premises shall be subleased during
the Term to any other Person without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and which consent shall be granted or withheld based on a review of the proposed use of the sublet portion of the Improvements, taking into account factors related to the proposed subtenant's use of the applicable Related Premises, such as environmental concerns.

                          (e)     If Tenant assigns all its rights and interest
under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Related Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                          (f)     Tenant shall, within ten (10) days after the
execution and delivery of any assignment or sublease consented to by Landlord or to which no consent is required or necessary, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                          (g)     As security for performance of its
obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                          (h)     Tenant shall not have the power to mortgage,
pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void.

                 22.      Events of Default.

                          (a)     The occurrence of any one or more of the
following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

                                  (i)      a failure by Tenant to make any
payment of any Monetary Obligation, regardless of the reason for such failure;

                                  (ii)     a failure by Tenant duly to perform
and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                                  (iii)    any representation or warranty made
by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect as of the date made;

                                  (iv)     Tenant shall (A) voluntarily be
adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                                  (v)      a court shall enter an order,
judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                                  (vi)     any one (1) of the buildings
constituting a part of the Improvements shall have been vacated or any of such buildings shall have been abandoned;

                                  (vii)    the estate or interest of Tenant in
any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                                  (viii)   an Event of Default (as defined in
the Guaranty) beyond any applicable cure period shall occur under the Guaranty;
or

                                  (ix)     a failure by Tenant to perform or
observe, or a violation or breach or a misrepresentation by Tenant under, any provision of an Assignment or any other document between Tenant and Lender beyond any notice and cure period provided for therein, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan.

                          (b)     No notice or cure period shall be required in
any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii) (except as otherwise set forth below), (iv), (v), (vi), (vii), (viii) or (ix) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time with respect to the payment of Basic Rent or more than one (1) time with respect to any other Monetary Obligation within any consecutive twelve (12) month period. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), or a default under clause (iii) of Paragraph 22(a) to the extent that the representation that proves to be incorrect relates to clause (ii) of Paragraph 3(c), is reasonably susceptible of cure and is not otherwise an event specified in clause (C) above, the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

                 23.      Remedies and Damages Upon Default.

                          (a)     If an Event of Default shall have occurred
and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                                  (i)      Landlord may give Tenant notice of
Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                                  (ii)     After repossession of any of the
Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                                  (iii)    Landlord may, upon notice to Tenant,
require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the Fair Market Value of the Leased Premises or (B) the sum of the Acquisition Cost and Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the then Term would expire, assuming that the Term has been extended for all extension periods, if any, provided for in this Lease. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default

Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                                  (iv)     Landlord may declare by notice to
Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

                          (b)     The following constitute damages to which
Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                                  (i)      If Landlord exercises its remedy
under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's reasonable and customary Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof.

                                  (ii)     If Landlord exercises its remedy
under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages on the date on which the same are due and payable under the terms of this Lease all Monetary Obligations which would be payable under this Lease by

Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                          (c)     Notwithstanding anything to the contrary
herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                          (d)     Landlord shall not be required to mitigate
any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                          (e)     No termination of this Lease, repossession or
reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                          (f)     WITH RESPECT TO ANY REMEDY OR PROCEEDING OF
LANDLORD OR TENANT HEREUNDER, EACH OF LANDLORD AND TENANT WAIVES ANY RIGHT TO A TRIAL BY JURY.

                          (g)     Upon the occurrence of any Event of Default,
Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                          (h)     No failure of Landlord (i) to insist at any
time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                          (i)     Tenant hereby waives and surrenders, for
itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                          (j)     Except as otherwise provided herein, all
remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

                 24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103,
Attention: Chairman, Real Estate Department. Copies of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to (i) Shaw, Pittman, Potts & Trowbridge, 2300 N Street N.W., Washington, D.C. 20037-1128,
Attention: Craig E. Chason, and (ii) Bracewell & Patterson, L.P., South Tower Pennzoil Place, 711 Louisiana, Suite 2900, Houston, TX 77002-2781. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen
(15) days' notice of the new address to the other party, in the manner provided above.

                 25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against

Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

                 26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

                 27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

                 28.      Books and Records.

                          (a)     Tenant shall keep or cause Guarantor to keep
adequate records and books of account with respect to the finances and business of Tenant (or Guarantor and its consolidated subsidiaries, including Tenant) generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord by its agents, accountants and attorneys, upon reasonable notice to Tenant, to examine (and make copies of) the records and books of account wherever located and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

                          (b)     Tenant shall deliver or shall cause Guarantor
to deliver to Landlord within fifteen (15) days after the filing of the same with the Securities and Exchange Commission (the "SEC") or (if Tenant or Guarantor is not required to make any such filings with the SEC) within ninety
(90) days of the close of each fiscal year, annual audited financial statements of Tenant (or Guarantor and its consolidated subsidiaries, including Tenant) prepared by nationally recognized independent certified public accountants. Tenant shall also furnish or shall cause Guarantor to furnish to Landlord within fifteen (15) days after the filing of the same with the SEC or (if Tenant or Guarantor is not required to make any such filings with the SEC) within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant (or Guarantor and its consolidated subsidiaries, including Tenant), certified by Tenant's or Guarantor's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the SEC pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant (or Guarantor and its consolidated subsidiaries, including Tenant) shall be prepared in accordance
with GAAP consistently applied.   All annual financial statements shall be
accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant or Guarantor, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

                 29.      Determination of Value.

                          (a)     Whenever a determination of Fair Market Value
or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value shall be determined in accordance with the following procedure:

                                  (i)      Landlord and Tenant shall endeavor
to agree upon such Fair Market Value within ten (10) days after the date (the "Applicable Initial Date") on which (A) Tenant provides

Landlord with notice of its intention to terminate this Lease with respect to an Affected Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease with respect to the Leased Premises pursuant to Paragraph 23(a)(iii). Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (also, an "Applicable Initial Date") which is six (6) calendar months prior to the expiration of the then current Term unless Tenant has not exercised its option pursuant to Paragraph 5(b) to have the Term extended. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value, as the case may be.

                                  (ii)     If the parties shall not have signed
such agreement within ten (10) days after the Applicable Initial Date, each of Landlord and Tenant shall within thirty (30) days after the Applicable Initial Date select an appraiser and notify the other in writing of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive.

                                  (iii)    If such two appraisers shall be
unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of appraisers by Landlord and Tenant, then such appraisers shall advise Landlord and Tenant of their respective determinations of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                                  (iv)     If such two appraisers shall be
unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                                  (v)      If a third appraiser is selected,
Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                                  (vi)     All appraisers selected or appointed
pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth above, (D) be registered in the State if the State provides for or requires such registration and (E) if the appraisers are selected or appointed for the purpose of determining Fair Market Rental Value, such appraisers shall have not less than ten years of experience in appraising similar leases.

                                  (vii)    The Cost of the procedure described
in this Paragraph 29(a) above with respect to a determination of Fair Market Value shall be borne entirely by Tenant. The Cost of the procedure described in this Paragraph 29(a) above with respect to a determination of Fair Market Rental Value shall be shared equally by Landlord and Tenant.

                          (b)     If, by virtue of any delay, Fair Market Value
is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the then current Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the succeeding Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

                          (c)     In determining Fair Market Value as defined
in clause (b) of the definition of Fair Market Value, the appraisers shall add
(a) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein (with assumed increases in the CPI (as defined in Exhibit D) to be determined by an investment banker retained by each appraiser) and (b) the present value of the Leased Premises or the applicable Related Premises, as the case may be, as of the end of such Term. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Guarantor has not violated (and will not violate) any of the financial covenants set forth in the Guaranty.

                          (d)     In determining Fair Market Rental Value, the
appraisers shall determine with respect to each Related Premises the amount that a willing tenant would pay, and a willing landlord of a comparable building located in Austin, Texas, would accept, at arm's length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality and condition (as required by the Lease) of the Improvements; (ii) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (c) a lease term of five (5) years;
(d) an absolute triple net lease; and (e) such other items that professional real estate appraisers customarily consider.

                 30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W.P. Carey & Co., Inc., W.P. Carey Incorporated and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof). Notwithstanding the foregoing, Tenant shall not be prohibited from seeking injunctive relief or to recover the proceeds of any insurance required by the terms of this Lease.

                 31. Financing. If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

                 32. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have exercised its right to terminate this Lease pursuant to any applicable provision hereof.

                 33. Sale of Related Premises by Landlord. If at any time or from time to time Landlord sells any one or more of the Related Premises (any such premises, a "Landlord Sale Premises") either to Tenant or to any third party (a "Third Party Purchaser"), then Landlord and Tenant agree that
(i) the Lease shall be bifurcated with respect to the remaining Leased Premises and the Landlord Sale Premises; (ii) Tenant will attorn to any purchaser with respect to the Landlord Sale Premises purchased so long as such purchaser assumes the obligations of Landlord under the Lease with respect to the Landlord Sale Premises; and (iii) the terms of the Lease will remain in full force and effect with respect to the Landlord Sale Premises except that the Basic Rent will be that percentage of the then Basic Rent which is allocated to the Landlord Sale Premises as set forth on Exhibit "F" attached hereto and made a part hereof; and (iv) the terms of the Lease will remain in full force and effect with respect to the remaining Related Premises except that the Basic Rent will be the sum of the percentages of the then Basic Rent which is allocated to the remaining Related Premises as set forth on Exhibit "F" attached hereto and made a part hereof. At the request of Landlord, Tenant will execute such documents confirming the agreements referred to above and such other agreements as Landlord may reasonably request provided that such agreements will not result in any cost to Tenant and will not increase the liabilities and obligations of Tenant hereunder.

                 34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

                 35.      Right of First Refusal.

                          (a)     Except as otherwise provided in Paragraph
35(e), and provided an Event of Default does not then exist, if Landlord shall enter into a contract (the "Sale Contract") for the sale of the entire Leased Premises or any Related Premises (in either case, the "Sale Premises") with a Third Party Purchaser, which Sale Contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 35(a), then promptly following the execution thereof, Landlord shall give written notice to Tenant, together with a copy of the executed Sale Contract.

                                  For a period of twenty (20) days following
receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said twenty (20) day period, to elect to purchase the Sale Premises at the purchase price and upon all the terms and conditions set forth in the Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Sale Premises, availability of financing, sale of other property, state of the title to or encumbrances on the Sale Premises, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Sale Premises which pertains to the condition of the Sale Premises, the Third Party Purchaser's ability to take certain action or any other factor beyond the control of Landlord, shall apply to Tenant's obligation to purchase the Sale Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Sale Premises without any such condition or contingency.

                                  If at the expiration of the aforesaid twenty
(20) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Sale Premises to such Third Party Purchaser upon the terms set forth in such contract.

                          (b)     Except as otherwise specifically provided
herein, the closing date for any purchase of the Sale Premises by Tenant pursuant to this Paragraph 35 shall be the later to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Sale Premises upon the terms of the Sale Contract or (ii) the closing date provided in such Sale Contract. At such closing Landlord shall convey the Sale Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable Sale Contract.

                          (c)     Tenant shall have the right to exercise the
foregoing right of first refusal upon (i) each proposed sale of the Sale Premises prior to the seventh (7th) anniversary of this Lease and (ii) notwithstanding the lack of exercise by Tenant in (i) above, one (1) time after the seventh (7th) anniversary of this Lease; provided, that if, following compliance with the procedure described in Paragraph 35(a), a Third Party Purchaser does not purchase the Sale Premises, such event shall not count as an exercise of Tenant's right of first refusal. Notwithstanding anything to the contrary, if Tenant fails to exercise the right of first refusal granted pursuant to this Paragraph (c), subsection (ii), after the seventh (7th) anniversary of this Lease and the sale to the Third Party Purchaser is consummated, or if the Term of this Lease shall terminate or expire, then in any such case such rights of first refusal granted pursuant to this Paragraph 35 shall terminate and be null and void and of no further force and effect.

                          (d)     If Tenant does not exercise its right of
first refusal to purchase the Sale Premises and the Sale Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

                          (e)     The provisions of Paragraph 35 shall not
apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises or any Related Premises, (ii) any sale of the Leased Premises or any Related Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises or any Related Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises or any Related Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises or any Related Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any Related Premises to any affiliate of Landlord or to any entity for whom W.P. Carey & Co., Inc., W.P. Carey Incorporated or any of their affiliates provides management services or investment advice, (vi) any Person to whom Landlord sells all or substantially all of its assets, or (vii) any transfer of the Leased Premises or any Related Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (vi).

                 36.      Miscellaneous.

                          (a)     The paragraph headings in this Lease are used
only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                          (b)     As used in this Lease, the singular shall
include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings:
(i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                          (c)     Any act which Landlord is permitted to
perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under this Lease for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                          (d)     Landlord shall in no event be construed for
any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                          (e)     This Lease and any documents which may be
executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                          (f)     This Lease may be modified, amended,
discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                          (g)     The covenants of this Lease shall run with
the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                          (h)     Notwithstanding any provision in this Lease
to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

                          (i)     If any one or more of the provisions
contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                          (j)     All exhibits attached hereto are incorporated
herein as if fully set forth.

                          (k)     This Lease shall be governed by and construed
and enforced in accordance with the Laws of the State.

                 IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.


                                 LANDLORD:

                                 ABI (TX) QRS 12-11, INC.,
                                 a Texas corporation


                                 By:        /s/Howard J. Altmann
                                    ------------------------------

                                 Title:     Senior Vice President
                                       ---------------------------


:                                TENANT:

                                 PHARMACO LSR INTERNATIONAL INC.,
                                 a Texas corporation



                                 By:        /s/Stephen L. Waechter
                                    ------------------------------

                                 Title:     Treasurer and CFO
                                       ---------------------------

                                                                       EXHIBIT A





                                    PREMISES


LOT 1:

Lot 2, RESUBDIVISION OF PART OF LOTS 3, 4, 5, 6, 7 AND 8, BLOCK 3, FREEWATER ADDITION, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Book 78, Page 269, Plat Records, Travis County, Texas, being locally known as 706A & B Ben White Boulevard West.

LOT 2:

DESCRIPTION OF 1.66 ACRES, MORE OR LESS, OF LAND AREA, BEING A PORTION OF LOT 1 OF ONE PARK PLACE II, A SUBDIVISION IN THE CITY OF AUSTIN, TRAVIS COUNTY, TEXAS, ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN VOLUME 82, PAGE 138, PLAT RECORDS OF TRAVIS COUNTY, TEXAS, BEING LOCALLY KNOWN AS 1112 BEN WHITE BOULEVARD WEST AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS
FOLLOWS:

BEGINNING at an iron rod set at the intersection of the north line of Ben White Boulevard West, and the east line of the aforereferenced Lot 1, same being the west line of the Missouri Pacific Railroad Right-of-Way, for the southeast corner of the herein described tract of land;

THENCE leaving the PLACE OF BEGINNING and said Missouri Pacific Railroad Right-of-Way, and crossing Lot 1 with the north line of Ben White Boulevard West, the following two (2) courses:

         1. with a right breaking curve having a radius length of 2849.79 feet and a chord which bears N 86 degrees 42 minutes 30 seconds W 71.02 feet to an iron rod set; and

         2. N 86 degrees 02 minutes 30 seconds W 281.84 feet to an "x" set in concrete in the intersection of the north line of Ben
                 White Boulevard West and the west line of Lot 1, same being the east line of Lot B of K.R.T. Addition, a subdivision in the City of Austin, Travis County, Texas, as recorded in Volume 68, Page 71 of the Plat Records of Travis County, Texas, for the southwest corner of the herein described tract of land;

THENCE leaving Ben White Boulevard West with the common line of Lot 1 and Lot B, the following two (2) courses:

         1.      N 25 degrees 35 minutes E 125.17 feet to an iron rod found; and

         2. N 25 degrees 47 minutes E 123.85 feet to an iron rod found in the south line of Lot 2 of the aforereferenced One Park

                                                                       EXHIBIT A



                 Place II, for the northwest corner of Lot 1, same being the northeast corner of Lot B, also being the northwest corner of the herein described tract of land;

THENCE leaving Lot B, with the common line of Lot 1 and said Lot 2 the following two (2) courses:

         1. S 59 degrees 43 minutes 30 seconds E 65.07 feet to an iron rod found; and

         2. N 88 degrees 53 minutes E 259.79 feet to an iron rod found in the west line of the Missouri Pacific Railroad Right-of-Way, for the northeast corner of Lot 1, same being the southeast corner of Lot 2, and being the northeast corner of the herein described tract of land;

THENCE leaving Lot 2, with the common line of the Missouri Pacific Railroad Right-of-Way and Lot 1, S 18 02' W 231.60 feet to the PLACE OF BEGINNING. There are contained within these metes and bounds 1.66 acres, more or less, of land area as described from record information and measurements made on the ground on January 12, 1991, and visually inspected on September 15, 1995, by McMinn Land Surveying Company of Austin, Texas.


LOT 3:

LOT 2, ONE PARK PLACE II, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Book 82, Page 138, Plat Records, Travis County, Texas, being locally known as 4009 Banister Lane.

LOT 4:

LOT 3, ONE PARK PLACE II, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Book 82, Page 138, Plat Records, Travis County, Texas, being locally known as 4005 Banister Lane.




                            MACHINERY AND EQUIPMENT


All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by the Lease, but excluding all personal property, trade fixtures, machinery and office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises, including without limitation the following items that are located on the Leased Premises but are specifically excluded from the
Equipment:

       (1)  Office furniture and office equipment;

       (2)  Track filing/storage systems;

       (3) Clinical storage systems, i.e., refrigerators or freezers (walk-in or free standing);

       (4)  Medical and laboratory equipment;

       (5)  All items of equipment related to PBX/Voicemail systems;

       (6)  All items of equipment related to VAX Computer Systems;

       (7)  All items of equipment related to the computer network;

       (8)  All items of equipment related to the video conference system;

       (9)  Clinic kitchen and laundry equipment;

       (10)  Medical telimetry/clock system; and

       (11)  Mail room equipment.

                                                                       EXHIBIT C





                             PERMITTED ENCUMBRANCES


1. Restrictive Covenants filed for record in the Real Property Records of Travis County, Texas in Volume 10094, Page 875. (As to Lot 3 only).

2. Standby fees, taxes and assessments by any taxing authority for the year 1995, and any subsequent year, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

3. Electric Utitlity Easement granted to the City of Austin from Pharmaco LSR International Inc., and filed or to be filed for record in the Real Property Records of Travis County, Texas. (Easement for electric and telephone line.) (As to Lot 1 only.)

4. Easement five feet (5') in width reserved along the northwest lot line for public utilities, and filed for record in the Plat Records of Travis County, Texas in Volume 78, Page 269. (As to Lot 1 only.)

5. Easement five feet (5') in width reserved along the most southerly southeast lot line, and filed for record in the Plat Records of Travis County, Texas in Volume 78, Page 269. (As to Lot 1 only.)

6. Easement seven and one-half feet (7.5') in width by sixteen feet (16') in length located on the subject property as shown on plat, and filed for record in the Plat Records of Travis County, Texas in Volume 78, Page
       269. (As to Lot 1 only.)

7. Easement seven and one-half feet (7.5') in width by thirty-seven feet (37') in length is located on the subject property as shown on plat, and filed for record in the Plat Records of Travis County, Texas in Volume 78, Page 269. (As to Lot 1 only.)

8. Easement granted to the City of Austin from Joe R. Long, and filed for record in the Deed Records of Travis County, Texas in Volume 6803, Page
       821. (Easement for electric and telephone lines.)  (As to Lot 1 only.)

9. Declaration and Agreement for Private Driveway dated June 11, 1983, executed by Mission Development Corporation and filed for record in the Deed Records of Travis County, Texas in Volume 8203, Page 196, as amended by Modification and Amendment of Declaration and Agreement for Private Driveway dated November 21, 1983, executed by Mission Development Corporation and filed for record in the Deed Records of Travis

                                                                       EXHIBIT C



       County, Texas in Volume 8345, Page 313.  (Lot 2, Lot 3 and Lot 4 only.)

10. Covenant to Maintain Storm Water Management Facility dated December 18, 1985, executed by and between Two Park Place Joint Venture, a Texas joint venture, and the City of Austin, and filed for record in the Real Property Records of Travis County, Texas in Volume 9561, Page 888. (As to Lot 3 only.)

11. Easement dated March 13, 1985, from Two Park Place Joint Venture, a Texas joint venture, to the City of Austin and filed for record in the Real Property Records of Travis County, Texas in Volume 9083, Page 948. (Easement to cover transformer pads, electric and telephone, utility and distribution lines across subject property, save and except under existing buildings, as provided by Exhibit to document.) (As to Lot 3 only.)

12. Correction Easement from Pharmaco LSR International Inc., a Texas corporation, to the city of Austin and filed or to be filed for record in the Real Property Records of Travis County, Texas. (Easement for underground electric/telephone line.) (As to Lot 2, Lot 3, and Lot 4 only.)

13. Easement five feet (5') in width reserved along the west 354.89 feet of the south lot line for public utilities of Lot 3 only, as shown on plat, recorded in Volume 67, Page 54; in Volume 82, Page 34; and in Volume 82, Page 138, Plat Records of Travis County, Texas, and the west lot line for public utilities of Lot 2 only, as shown on plat, recorded in Volume 67, Page 54; in Volume 82, Page 34; and in Volume 82, Page 138, Plat Records of Travis County, Texas.

14. Easement five and one-half feet (5.5') in width is reserved along the east lot line for public utilities, as shown on plat, recorded in Volume 67, Page 54 and in Volume 82, Page 34, Plat Records of Travis County, Texas. (Lot 2 and Lot 3 only.) Also shown along a portion of the east lot line of Lot 2, on plat recorded in Volume 82, Page 138, Plat Records, Travis County, Texas.

15. Easement twelve and one-half feet (12.5') in width reserved along the southeast lot line of Lot 4 only, for drainage, and along a portion of the northwest lot line of Lot 3 only, as shown on plat recorded in Volume 82, Page 34, Plat Records of Travis County, Texas.

16. Easement seven and one-half feet (7.5') in width reserved along the north portion of the northwest lot line for drainage and public utilities, as shown on plat, recorded in Volume 82, Page 34, and in Volume 82, Page 138, Plat Records of Travis County, Texas. (Lot 3 only.)

                                                                       EXHIBIT C




17. Easement twenty-five feet (25') in width reserved across the southwest portion of the lot for drainage and public utilities, as shown on plat, recorded in Volume 82, Page 34, Plat Records of Travis County, Texas. (Lot 3 only.)

18. Easement forty-five feet (45') in width reserved across the west portion of lot for ingress and egress and public utilities, as shown on plat, recorded in Volume 82, Page 34, and in Volume 82, Page 138, Plat Records, Travis County, Texas. (Lot 2 and Lot 3 only.)

19. Easement fifteen feet (15') in width reserved across the southwest portion of lot for drainage, as shown on plat, recorded in Volume 82, Page 138, Plat Records of Travis County, Texas. (Lot 3 only.)

20. Easement seven and one-half feet (7.5') in width reserved along the southeast lot line for drainage, as shown on plat, recorded in Volume 82, Page 138, Plat Records of Travis County, Texas of Lot 4 only.

21. Easement fifteen feet (15') in width reserved along the east line of Lot 3 only, and along the north portion of the east lot line of Lot 2 only, for public utilities, as shown on plat, recorded in Volume 82, Page 138, Plat Records of Travis County, Texas.

22. Public Utility Easement ten feet (10') in width located in the northeast corner of Lot 4 only, and across a portion of the northwest line of Lot 3 only, as shown on plat recorded in Volume 82, Page 138, Plat Records, Travis County, Texas.

23. Any and all building lines and other items affecting the subject property as shown on plats recorded in Volume 67, Page 54; Volume 82, Page 34; Volume 82, Page 138; and Volume 78, Page 269, Plat Records, Travis County, Texas. (Lot 1, Lot 2, Lot 3 and Lot 4.)

24. Any and all items reflected on those four (4) certain surveys dated September 15, 1995, and revised on October 12, 1995, prepared by C. Michael McMinn, Registered Public Surveyor No. 4267. (Lot 1, Lot 2, Lot 3 and Lot 4.)

                                                                       EXHIBIT D





                              BASIC RENT PAYMENTS

                 1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $1,302,000 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $325,500 each.

                 2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment.

                 3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the third (3rd) anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth (6th), ninth (9th) and twelfth (12th) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

                 4.       Method of Adjustment for CPI Adjustment.

                          (a)     As of each Basic Rent Adjustment Date when
the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and
(ii) the Beginning CPI, and the denominator of

                                                                       EXHIBIT D



which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication or 13.5% of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three (3) year period.

                          (b)     Effective as of a given Basic Rent Adjustment
Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                          (c)     Notice of the new annual Basic Rent shall be
delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date.

                 5. Basic Rent During Each Renewal Term. During each Renewal Term, Basic Rent for the entire Renewal Term shall be an amount equal to the Fair Market Rental Value as of the first day of the applicable Renewal Term, as determined in accordance with Paragraph 29 of the Lease.

                                ACQUISITION COST


         Lot 1                                                    $6,003,358

         Lot 2                                                    $1,780,126

         Lot 3                                                    $2,934,679

         Lot 4                                                    $1,846,837





                      PERCENTAGE ALLOCATION OF BASIC RENT


         Lot 1                                                     47.8%

         Lot 2                                                     14.2%

         Lot 3                                                     23.3%

         Lot 4                                                     14.7%
                                                                   -----


                                                                  100.0%





If any of the Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remains subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.





                                      -1-